Exhibit 99.1

Nevro Reports First Quarter 2016 Financial Results

Updates Worldwide Revenue Guidance for Full Year 2016

Redwood City, Calif., May 9, 2016 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three months ended March 31, 2016.

First Quarter Highlights:

•	Achieved revenue of $41.7 million in the first quarter of 2016, an increase of 331% as reported, over the same period of the prior year

•	U.S. revenue of $29.5 million for the first quarter of 2016, the third full quarter of commercial availability of the company’s HF10TM therapy in the U.S.

•	International revenue of $12.2 million in the first quarter of 2016 increased 31% in constant currency and 26% on an as-reported basis, both over the same period of the prior year

•	On April 15, 2016, received FDA approval for surgical leads for the Senza® Spinal Cord Stimulation (SCS) System

“I am pleased that the adoption of HF10 therapy has continued at a strong pace in the first quarter in both the U.S. and international markets,” said Michael DeMane, Chairman and CEO of Nevro. “The organization is making meaningful strides toward our goal of helping more chronic pain patients with Nevro’s innovative and best-in-class spinal cord therapy. We are pleased to raise our worldwide revenue guidance based on strong customer demand.”

“With over 7,000 patients now benefiting from HF10 therapy, I’m excited about the momentum created by our team in working towards the goal of ensuring patients have access to this clinically superior therapy,” said Rami Elghandour, President of Nevro. “We will build on this momentum by broadening access to HF10 therapy through continued sales force expansion as well as the launch of our surgical lead in the fourth quarter of this year. As always, we remain committed to patient outcomes as the foundation for everything we do.”

First Quarter Financial Results

Revenue for the three months ended March 31, 2016 was $41.7 million versus $9.7 million during the same period of the prior year, representing 331% growth as reported. U.S. revenue for the three months ended March 31, 2016 was $29.5 million in the third full quarter of U.S. commercial availability. International revenue was $12.2 million, representing growth of 31% in constant currency and 26% on an as-reported basis. The increase in international revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the three months ended March 31, 2016 was $26.0 million, representing a 62% gross margin, up from $5.8 million, representing a 60% gross margin, in the same period of the prior year.

Operating expenses for the three months ended March 31, 2016 were $35.0 million compared to $18.1 million in the same period of the prior year, representing an increase of 93%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs.

Loss from operations for the first quarter of 2016 was $9.0 million compared to $12.3 million for the same period of the prior year.

Guidance for Full Year 2016

Nevro projects worldwide revenue for 2016 to be in the range of $175 to $185 million. This compares to previous expectations for 2016 worldwide revenue in the range of $155 to $165 million announced in February 2016.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 89195333), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; our plans for continued commercialization of Senza, including sales force expansion and launch of a surgical lead; and our expectations for worldwide revenue for the full year 2016. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 29, 2016 and our Quarterly Report on Form 10-Q that we expect to file on May 9, 2016, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended March 31, 2016 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
	(unaudited)
Revenue	$41,651	$9,662
Cost of revenue	15,664	3,873

Gross profit	25,987	5,789
Operating expenses:
Research and development	6,361	4,998
Sales, general and administrative	28,643	13,130

Total operating expenses	35,004	18,128

Loss from operations	(9,017)	(12,339)
Other income (expense):
Interest income (expense), net	(427)	(569)
Other income (expense), net	490	(1,010)

Loss before income taxes	(8,954)	(13,918)
Provision for income taxes	334	142

Net loss	(9,288)	(14,060)
Changes in foreign currency translation adjustment	(279)	(123)
Changes in gains (losses) on short-term investments	54	(79)

Net change in other comprehensive loss	(225)	(202)

Comprehensive loss	$(9,513)	$(14,262)

Net loss per share, basic and diluted	$(0.33)	$(0.57)

Weighted average shares used to compute net loss per share, basic and diluted	28,194,457	24,849,229

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$48,758	$87,036
Short-term investments	114,439	106,634
Accounts receivable, net	29,039	22,522
Inventories, net	67,576	62,430
Prepaid expenses and other current assets	6,068	4,009

Total current assets	265,880	282,631
Property and equipment, net	5,862	5,794
Other assets	1,802	1,852
Restricted cash	906	906

Total assets	$274,450	$291,183

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,774	$21,887
Accrued liabilities and other	13,577	14,502

Total current liabilities	25,351	36,389
Notes payable	19,801	19,740
Other long-term liabilities	518	462

Total liabilities	45,670	56,591
Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 28,304,028 and 28,143,573 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	28	28
Additional paid-in capital	427,848	424,147
Accumulated other comprehensive loss	(400)	(175)
Accumulated deficit	(198,696)	(189,408)

Total stockholders’ equity	228,780	234,592

Total liabilities and stockholders’ equity	$274,450	$291,183

SOURCE Nevro Corp.